Exhibit 99.1

NEWS RELEASE
Corporate Headquarters 96 South George Street York, Pennsylvania 17401 U.S.A. www.glatfelter.com

For Immediate Release	Contacts:
	Investors:	Media:
	John P. Jacunski	Eileen L. Beck
	(717) 225-2794	(717) 225-2793

GLATFELTER COMPLETES SALE OF SPECIALTY PAPERS BUSINESS UNIT

YORK, Pennsylvania – October 31, 2018 – Glatfelter (NYSE: GLT) today announced the closing of the previously announced sale of its Specialty Papers Business Unit to Pixelle Specialty Solutions LLC, an affiliate of Lindsay Goldberg (the “Purchaser”) for $360 million.  This divestiture is a significant milestone in the Company’s strategic transformation to become a leading global engineered materials company.

Cash proceeds from the sale were approximately $323 million reflecting estimated purchase price adjustments as of the closing date and the assumption by the Purchaser of approximately $38 million of retiree healthcare liabilities.  The purchase price is subject to a customary post-closing working capital adjustment as well as an adjustment for the final measurement of retiree healthcare liabilities.  In addition, the Purchaser assumed approximately $220 million of pension liabilities relating to Specialty Papers’ employees and will receive approximately $270 million of related assets from the Company’s existing pension plan.

The cash proceeds from the transaction will be used to pay down debt and for general corporate purposes.

About Glatfelter

Glatfelter (NYSE: GLT) is a leading global supplier of engineered materials. The Company’s high-quality, innovative and customizable solutions are found in tea and single-serve coffee filtration, personal hygiene and packaging products as well as home improvement and industrial applications. Headquartered in York, PA, the Company’s net sales approximate $950 million annually with customers in over 100 countries and approximately 2,300 employees worldwide. Operations include eleven manufacturing facilities located in the United States, Canada, Germany, France, the United Kingdom and the Philippines. Additional information about Glatfelter may be found at www.glatfelter.com.